Exhibit 99.1

GENCOR RELEASES FIRST QUARTER FISCAL 2020 RESULTS

January 31, 2020 (PRIME NEWSWIRE) - Gencor Industries, Inc. (Nasdaq: GENC) announced today net revenues of $18.0 million for the quarter ended December 31, 2019 compared to $21.3 million for the quarter ended December 31, 2018. Gross margins were 24.0% for the quarter ended December 31, 2019 compared to 23.1% for the quarter ended December 31, 2018. The improved gross margins resulted from an increased percentage of total revenues from parts and component sales compared to prior year. Product engineering and development expenses increased $43,000 to $766,000 on increased headcount for the quarter ended December 31, 2019. Selling, general and administrative (“SG&A”) expenses increased $192,000 to $2,382,000 for the quarter ended December 31, 2018. Increased travel expenses and professional fees resulted in the increase in SG&A expenses. Operating income for the quarter ended December 31, 2019 was $1.2 million compared to $2.0 million for the quarter ended December 31, 2018 on lower revenues and higher SG&A expenses.

For the quarter ended December 31, 2019, the Company had non-operating income of $1.9 million compared to non-operating expense of $1.6 million for the quarter ended December 31, 2018. Included in non-operating income for the quarter ended December 31, 2019 were net realized and unrealized gains on marketable securities of $1,317,000, due to a strong domestic stock market from October through December of 2019. The effective income tax rate for the quarter ended December 31, 2019 was 20.0%, compared to 19.9% for the quarter ended December 31, 2018. Net income for the quarter ended December 31, 2019 was $2.5 million, or $0.17 per basic and diluted share, compared to net income of $0.3 million, or $0.02 per basic and diluted share for the quarter ended December 31, 2018.

At December 31, 2019, the Company had $121.6 million of cash and marketable securities, up from $115.6 million at September 30, 2019. Net working capital was $151.7 million at December 31, 2019. The Company had no short-term or long-term debt outstanding at December 31, 2019.

The Company’s backlog was $30.9 million at December 31, 2019 compared to $34.8 million at December 31, 2018.

John Elliott, Gencor’s CEO, commented, “First quarter revenues of $18 million were slightly lower than the prior year as some customers delayed receiving their equipment until the second fiscal quarter due to permitting and other issues unrelated to the company. This resulted in deferral of associated revenues into the next quarter.

Sales activity was steady throughout the quarter and reflected a typical first quarter level. We anticipate sales to continue to be at historical norms for the remainder of fiscal 2020.

Gross profit margin for the first quarter improved as a higher portion of revenues were from parts and component sales which tend to have higher margins than asphalt plant sales. Also, steel plate prices were lower than the first quarter of 2019, contributing to lower comparable cost of sales. The company closely monitors steel prices and from time to time has locked in prices with key suppliers for six to twelve months.

The company continues to invest in its engineering and sales efforts to expand its product line and geographic reach. Gencor will be exhibiting at the 2020 ConExpo-Con/Agg show in March. These growth initiatives have resulted in moderately higher SG&A.”

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications.

GENCOR INDUSTRIES, INC. Condensed Consolidated Statements of Income (Unaudited)
	For the Quarters Ended December 31,
	2019	2018
Net revenue	$18,030,000	$21,327,000
Costs and expenses:
Production costs	13,710,000	16,410,000
Product engineering and development	766,000	723,000
Selling, general and administrative	2,382,000	2,190,000

	16,858,000	19,323,000

Operating income	1,172,000	2,004,000
Other income (expense), net:
Interest and dividend income, net of fees	632,000	534,000
Realized and unrealized gains (losses) on marketable securities, net	1,317,000	(2,147,000)
Other	(10,000)	—

	1,939,000	(1,613,000)

Income before income tax expense	3,111,000	391,000
Income tax expense	622,000	78,000

Net income	$2,489,000	$313,000

Basic Income per Common Share:
Net income per share	$0.17	$0.02

Diluted Income per Common Share:
Net income per share	$0.17	$0.02

GENCOR INDUSTRIES, INC. Condensed Consolidated Balance Sheets
	December 31,	September 30,
	2019	2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,343,000	$10,302,000
Marketable securities at fair value (cost $104,896,000 at December 31, 2019 and $104,176,000 at September 30, 2019)	107,232,000	105,322,000
Accounts receivable, less allowance for doubtful accounts of $476,000 at December 31, 2019 and $459,000 at September 30, 2019	1,662,000	1,603,000
Costs and estimated earnings in excess of billings	13,383,000	13,838,000
Inventories, net	25,691,000	25,366,000
Prepaid expenses & other current assets	1,454,000	499,000

Total Current Assets	163,765,000	156,930,000

Property and equipment, net	7,977,000	8,389,000
Other assets	53,000	53,000

Total Assets	$171,795,000	$165,372,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,714,000	$1,907,000
Customer deposits	4,921,000	1,918,000
Accrued expenses	4,423,000	2,660,000

Total Current Liabilities	12,058,000	6,485,000

Deferred and other income taxes	1,715,000	3,372,000

Total Liabilities	13,773,000	9,857,000

Commitments and contingencies
Shareholders’ equity:
Preferred stock, par value $.10 per share; authorized 300,000 shares; none issued	—	—
Common stock, par value $.10 per share; 15,000,000 shares authorized; 12,277,337 shares issued and outstanding at December 31, 2019 and September 30, 2019, respectively	1,228,000	1,228,000
Class B Stock, par value $.10 per share; 6,000,000 shares authorized; 2,308,857 shares issued and outstanding at December 31, 2019 and September 30, 2019, respectively	231,000	231,000
Capital in excess of par value	12,177,000	12,159,000
Retained earnings	144,386,000	141,897,000

Total Shareholders’ Equity	158,022,000	155,515,000

Total Liabilities and Shareholders’ Equity	$171,795,000	$165,372,000

Caution Concerning Forward Looking Statements—This press release and our other communications and statements may contain “forward-looking statements,” including statements about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2019; (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of this press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact:	Eric Mellen, Chief Financial Officer
407-290-6000